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                                   FORM 8-A/A

                                 Amendment No. 1

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                        --------------------------------

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                     --------------------------------------

                           Vestcom International, Inc.
             (Exact name of registrant as specified in its charter)


               New Jersey                                 22-3477425
(State of incorporation or organization)       (IRS Employer Identification No.)


5 Henderson Drive, West Caldwell, New Jersey                07006
(Address of principal executive offices)                  (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                         Name of each exchange on which
to be so registered                         each class is to be registered
-------------------                         ------------------------------

None

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:
Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:
Stock Purchase Rights




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Item 1.  Description of Registrant's Securities to be Registered.
         -------------------------------------------------------

                  On December 16, 1999, the Board of Directors of Vestcom International, Inc., a New Jersey corporation (the "Company"), declared a dividend of one right (a "Right") for each outstanding share of common stock, no par value, of the Company held of record at the close of business on December 28, 1999, or issued thereafter and prior to the Separation Time (as defined in the Rights Agreement referred to below) and issued thereafter pursuant to options and convertible securities outstanding at the Separation Time. The Rights were issued pursuant to a Shareholder Protection Rights Agreement, dated as of December 16, 1999 (the "Rights Agreement"), between the Company and American Stock Transfer & Trust Company, as rights agent.

                  On April 19, 2000, the Company's Board authorized the amendment and restatement of the Rights Agreement, resulting in an Amended and Restated Shareholder Protection Rights Agreement, dated as of April 19, 2000 (the "Amended and Restated Rights Agreement"). The amendments include, without limitation, the following: (a) the elimination of the definition of "Continuing Director" and the elimination of all references to that term, (b) the modification of the definition of "Independent Director" to include, as Independent Directors, in certain circumstances, individuals nominated by "Acquiring Persons" (as defined) and to clarify and expand the exclusion of officers from the definition of "Independent Director", (c) the modification of the redemption and amendment sections of the Rights Agreement to reflect the elimination of the "Continuing Director" concept, (d) the insertion of a sunset provision which will provide for the termination of the Rights Agreement at its third, sixth and ninth year anniversaries unless the Board (with the approval of a majority of the Independent Directors) affirmatively determines to extend the Rights Agreement during the twelve months prior to the sunset dates and (e) the clarification of the interrelationship of the Rights Agreement and a provision of New Jersey law that enables shareholders to petition the New Jersey Superior Court to compel a special meeting of shareholders.

                  The Amended and Restated Rights Agreement (which includes as Exhibit A the description of the terms of the Preferred Stock issuable upon exercise of the Rights and as Exhibit B the form of Rights Certificate and Election to Exercise) is listed as Exhibit 4.1 below and is hereby incorporated herein by reference. The description of the Rights contained in the Company's Current Reports on Form 8-K dated December 16, 1999 and April 20, 1999 is hereby incorporated herein by reference. Such description of the Rights is qualified in its entirety by reference to the Amended and Restated Rights Agreement and such exhibits thereto and the foregoing description of the Amended and Restated Rights Agreement also is qualified in its entirety by reference to Exhibit 4.1 below.


Item 2.           Exhibits.
                  --------

Exhibit No.                Description
-----------                -----------

   4.1 Amended and Restated Shareholder Protection Rights Agreement, dated as of April 19, 2000, between Vestcom International, Inc.
                           and American Stock Transfer &
                           Trust Company, as Rights Agent
                           (previously filed as Exhibit 4.1 to the
                           Company's Current Report on Form
                           8-K, dated April 20, 2000 and
                           incorporated herein by reference).







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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        VESTCOM INTERNATIONAL, INC.



                                        By:           /s/  Joel Cartun
                                              ----------------------------------
                                              Name:  Joel Cartun
                                              Title: Chairman of the Board
                                                     and Chief Executive Officer



Date:  April 20, 2000




















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                                  EXHIBIT INDEX


Exhibit No.                Description
-----------                -----------

   4.1 Amended and Restated Shareholder Protection Rights Agreement, dated as of April 19, 2000, between Vestcom International, Inc.
                           and American Stock Transfer &
                           Trust Company, as Rights Agent
                           (previously filed as Exhibit 4.1 to the
                           Company's Current Report on Form
                           8-K, dated April 20, 2000 and
                           incorporated herein by reference).
















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